Exhibit 10.7

Compute Health Acquisition Corp.

1100 North Market Street, 4th Floor

Wilmington, DE 19890

February 9, 2023

Compute Health LLC

1100 North Market Street, 4th Floor

Wilmington, DE 19890

Attention: Chief Executive Officer

Allurion Technologies, Inc.

11 Huron Drive

Natick, MA 01760

Attention: Chief Executive Officer

RTW Master Fund, Ltd.

RTW Innovation Master Fund, Ltd.

RTW Venture Fund Limited

c/o RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

Attention: Legal and Operations

Email: legalops@rtwfunds.com

Re: Subscription Agreements

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is being entered into by and among Compute Health Acquisition Corp., a Delaware corporation (the “Company”), Allurion Technologies Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ATI (as defined below) (“Pubco”), Compute Health LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub II”), Allurion Technologies, Inc., a Delaware corporation (“ATI”), RTW Master Fund, Ltd., an Exempted Company incorporated in the Cayman Islands with limited liability (“RTW Master”), RTW Innovation Master Fund, Ltd., an Exempted Company incorporated in the Cayman Islands with limited liability (“RTW Innovation”), and RTW Venture Fund Limited, an investment company limited by shares incorporated under the laws of Guernsey (“RTW Venture”, and collectively with RTW Master and RTW Innovation, the “Subscribers”, and, each, a “Subscriber”), in consideration for (i) the investment by RTW Master in Pubco pursuant to that certain Subscription Agreement, dated as of even date herewith (the “RTW Master Subscription Agreement”), by and among the Company, Pubco and RTW Master, (ii) the investment by RTW Innovation in Pubco pursuant to that certain Subscription Agreement, dated as of even date herewith (the “RTW Innovation Subscription Agreement”), by and among the Company, Pubco and RTW Innovation, (iii) the investment by RTW Venture in Pubco pursuant to that certain Subscription Agreement, dated as of even date herewith (the “RTW Venture Subscription Agreement”, and collectively with the RTW Master Subscription Agreement and RTW Innovation Subscription Agreement, the “Subscription Agreements”, and, each, a “Subscription Agreement”), by and among the Company, Pubco and RTW Venture, and (iv) the financing (the “Royalty Financing”) provided by the Subscribers to Allurion (as defined below) pursuant to that certain Revenue Interest Financing Agreement, dated as of even date herewith (the “Royalty Financing Agreement”), by and among Allurion and the Subscribers. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the RTW Master Subscription Agreement.

Reference is hereby made to that certain Business Combination Agreement, dated as of even date herewith (the “Business Combination Agreement”), by and among the Company, Pubco, ATI , Merger Sub II, Compute Health Corp., a Delaware corporation (“Merger Sub I”) and together with Merger Sub II, the “Merger Subs”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, (i) the Company will merge with and into Pubco (the “CPUH Merger”), with Pubco surviving as the surviving company in the CPUH Merger and, after giving effect to such merger, becoming the sole owner of each Merger Sub, (ii) Merger Sub I will merge with and into ATI (the “Intermediate Merger”), with ATI surviving as the surviving company in the Intermediate Merger (ATI, in its capacity as the surviving company of the Intermediate Merger, the “Intermediate Surviving Corporation”) and, after giving effect to such merger, becoming a wholly-owned subsidiary of Pubco and (iii) the Intermediate Surviving Corporation will merge with and into Merger Sub II (the “Final Merger” and, collectively with the CPUH Merger and the Intermediary Merger, the “Mergers”), with Merger Sub II surviving as the surviving company in the Final Merger.

For purposes of this Agreement, “Allurion” means, at and prior to the Final Merger, ATI or, after the Final Merger, Merger Sub II.

In consideration of the aggregate Purchase Price paid to Pubco by the Subscribers and the financing provided to Allurion by the Subscribers, the Company, solely in connection with Sections 1, 4, 5, 6, 7, 12, 14, 15 and 16 of this Agreement, Pubco, Merger Sub II, solely in connection with Sections 2, 3(i), 5, 8, 9, 14, 15 and 16 of this Agreement, ATI and the Subscribers agree as follows:

1. Most Favored Nations.

(a) No Other Subscriber shall have entered on or prior to the date hereof, or shall enter on or prior to the CPUH Merger, into any Other Subscription Agreement, side letter or similar agreement or comparable arrangement or understanding (written or oral) with the Company that has the effect of establishing rights or otherwise benefiting such Other Subscriber with respect to its rights and obligations as a direct or indirect investor in the Company or as a subscriber of any Other Subscribed Shares in a manner more favorable or advantageous to such Other Subscriber than the rights and obligations established in favor of the Subscribers by the Subscription Agreements (other than terms particular to the regulatory requirements of such investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares). The arrangement for Omar Ishrak to serve as Lead INED (as defined below) and co-chair of the board of directors of Pubco following closing of the Business Combination (the “Closing”) shall not be deemed to provide more favorable or advantageous rights or obligations to Omar Ishrak, in his capacity as an Other Subscriber, than those provided to the Subscribers.

2. Conversion.

(a) If, at any time in the period commencing twelve (12) months following Closing and ending twenty-four (24) months following Closing (the “Conversion Period”):

(i) the volume-weighted average price (“VWAP”) per share of the Common Stock of Pubco (the “Common Stock” and such price, the “Post-Combination Share Price”) is less than $7.04, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock (the “Effective PIPE Share Price”), for the average of twenty (20) trading days (the last of such twenty (20) trading days, the “Drop Measurement Date”) within any 30-trading day period (such event, a “Stock Price Drop”); and

(ii) the (A) absolute value of the percentage decrease of such Stock Price Drop measured from a reference price of $10.00 per share of the Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock (the “Reference Share Price”), is greater than the (B) absolute value of the percentage decrease (if any) in the VWAP of iShares US Medical Devices ETF (NYSEARCA: IHI) (the “Index”) over the same time period from the Closing to the end of the Drop Measurement Date corresponding to such Stock Price Drop (for the avoidance of doubt, if, over the same time period from the Closing to the end of the Drop Measurement Date corresponding to such Stock Price Drop, the change in the VWAP of the Index is zero or the VWAP of the Index increases, then the value of the percentage decrease of the Index under clause (B) is zero);

then the Subscribers may, during the continuance of the Stock Price Drop and for a period of 90 days thereafter, elect to convert (an “Investment Conversion”) up to 50% (the “Convertible Percentage”) of the Purchase Price into an amount (the “Conversion Amount”) (valuing the forfeited Subscribed Shares at the Reference Share Price) of financing provided by the Subscribers to Allurion pursuant to a revenue interest financing agreement substantially in the form attached hereto as Annex A (the “Additional Revenue Interest Financing Agreement”), resulting in the forfeiture of a number of Subscribed Shares (any fraction of a share shall be rounded down to the nearest whole share) equal to the product of the Convertible Percentage that the Subscribers elected to have converted in such Investment Conversion and the Subscribed Shares. Notwithstanding anything in this Agreement to the contrary, (i) in no event shall the Conversion Amount exceed $7,500,000 and (ii) the Subscribers shall only be entitled to elect an Investment Conversion with respect to Subscribed Shares then held by the Subscribers or any Permitted Transferee(s) (as defined below) at the time of delivery of the written election in accordance with Section 2(d) below (valuing the forfeited Subscribed Shares at the Reference Share Price).

(b) For the avoidance of doubt, the VWAP measurement period commencing at the first anniversary of the Closing shall look at the Post-Combination Share Price commencing 30 trading days prior to the first anniversary of the Closing, such that a twelve (12)-month window for Investment Conversions results.

(c) For purposes of illustration only, if at 13 months following the Closing, (i) the average of the VWAPs of the Post-Combination Share Price over twenty (20) trading days is below $7.04 per share (e.g., has declined by 29.6% or more from the Reference Share Price of $10.00/share), and (ii) the Index has declined by less than 29.6% since the Closing, then the Subscribers may convert up to 50% of the Purchase Price, or up to $7.5 million worth of Subscribed Shares valued at $10.00 per share (or up to 750,000 Subscribed Shares), into financing provided by the Subscribers to Allurion under an Additional Revenue Interest Financing Agreement. If, for example, the Subscribers converted 26.67% of the Purchase Price, or $4 million worth of Subscribed Shares valued at $10.00 per share, then (x) the Subscribers would forfeit 400,000 Subscribed Shares and (y) the Subscribers and Allurion will enter into an Additional Revenue Interest Financing Agreement reflecting a financing of $4 million provided by the Subscribers to Allurion.

(d) In order to effectuate an Investment Conversion of Subscribed Shares pursuant to Section 2(a) above, the Subscribers shall (i) submit a written election to Pubco that the Subscribers elect an Investment Conversion and such written election shall state the Convertible Percentage, the number of Subscribed Shares elected to be forfeited in connection with such Investment Conversion and the Conversion Amount and (ii) surrender, along with such written election, to Pubco the certificate or certificates representing the Subscribed Shares being forfeited (if such Subscribed Shares are certificated), duly assigned or endorsed for transfer to Pubco (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by such Subscriber. The Investment Conversion shall be deemed effective as of the date of surrender of such certificate or certificates representing such Subscribed Shares or delivery of such affidavit of loss.

(e) Upon the receipt by Pubco of a written election and the surrender of such certificate(s), if any, and accompanying materials, Pubco shall as promptly as practicable (but in any event within five (5) Business Days thereafter (i) cause Allurion to execute and deliver an Additional Revenue Interest Financing Agreement, pursuant to which the Subscribers shall provide a financing amount equal to the Conversion Amount to Allurion, and, if applicable, (ii) deliver to each Subscriber a certificate in the name of such Subscriber (or its nominee or custodian in accordance with in the written election) for the number of shares of Subscribed Shares (including any fractional share) represented by the certificate or certificates delivered to Pubco for Investment Conversion but otherwise not elected to be converted pursuant to the written election or deliver such balance of Subscribed Shares in book entry form in the name of each Subscriber and a copy of the records of Pubco’s transfer agent showing such Subscriber as the registered holder of such balance of Subscribed Shares. All shares of capital stock issued hereunder by Pubco shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(f) Upon the terms and subject to the conditions of this Agreement, each of Pubco, Allurion and the Subscribers shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Section 2 at the earliest practicable date, including causing any amendments to the certificate of incorporation of Pubco or to the bylaws of Pubco to be effected.

(g) Pubco, Allurion and the Subscribers intend to treat the Investment Conversion, and the execution of the Additional Revenue Interest Financing Agreement, as described pursuant to Section 2(a) above as (i) a transaction governed by Section 302 of the Code and (ii) a transaction separate from the Royalty Financing Agreement. Pubco, Allurion and the Subscribers agree not to take and to not cause or permit their Affiliates (as defined in the Royalty Financing Agreement, “Affiliates”) to take, any position that is inconsistent with this Section 2(g) on any tax return or for any other tax purpose unless otherwise required by applicable law.

(h) Pubco shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with the Subscribers in order to complete the preparation and finalization of Schedule 6.21, which Schedule 6.21 shall be consistent with the Methodology (each, as defined in, and in accordance with the procedures set forth in Section 6.21 of, the Additional Revenue Interest Financing Agreement).

3. Share Adjustments.

(a) In addition to the Subscribed Shares issuable to the Subscribers pursuant to the Subscription Agreements as set forth on the signature page of each Subscription Agreement, at the Closing (as defined in the Subscription Agreements), following the CPUH Merger and immediately prior to or substantially concurrent with the consummation of the Intermediate Merger, Pubco shall issue to the Subscribers an aggregate amount of 250,000 shares of Common Stock (the “Additional Shares”) for the consideration set forth in the Subscription Agreements, which Additional Shares shall be allocated among the Subscribers in the same proportion as the Subscribed Shares to be purchased by each Subscriber under the Subscription Agreements, subject to adjustment in accordance with Section 12 of this Agreement.

(b) As soon as practicable following the CPUH Stockholders Meeting (as defined in the Business Combination Agreement, the “CPUH Stockholders Meeting”), but in any event within one Business Day (as defined in the Business Combination Agreement) after the CPUH Stockholders Meeting, the Company shall deliver a written notice (the “Adjustment Notice”) to the Subscribers setting forth:

(i) the amount of Available Closing Cash and Net Closing Cash (as such terms are defined in the Business Combination Agreement), giving effect to the CPUH Stockholder Redemption (as defined in the Business Combination Agreement); and

(ii) the amount of Adjustment Shares and the Adjustment Percentage (as such terms are defined below).

(c) For purposes of this Agreement, the following terms shall have the meaning set forth below:

(i) “Adjustment Percentage” means (x) $100,000,000, minus Net Closing Cash (as defined in the Business Combination Agreement), divided by (y) $30,000,000, provided, that if Net Closing Cash equals or exceeds $100,000,000, then the Adjustment Percentage shall be deemed to be zero.

(ii) “Adjustment Shares” means a number of shares of Common Stock equal to (x) 750,000, multiplied by (y) the Adjustment Percentage, rounded down to the nearest whole share, provided, that, in no event shall the Adjustment Shares exceed 750,000 shares of Common Stock.

(d) Subject to the terms and conditions hereof, following the delivery of the Adjustment Notice by the Company to the Subscribers hereunder, at the Closing, following the CPUH Merger and immediately prior to or substantially concurrent with the consummation of the Intermediate Merger, Pubco shall issue to the Subscribers the Adjustment Shares, for the consideration set forth in the Subscription Agreements, which Adjustment Shares shall be allocated among the Subscribers in the same proportion as the Subscribed Shares to be purchased by each Subscriber under the Subscription Agreements, subject to adjustment in accordance with Section 12 of this Agreement.

(e) Pubco and Allurion hereby acknowledge and agree that the sum of (i) the Aggregate Intermediate Merger Closing Merger Consideration (as defined in the Business Combination Agreement), plus (ii) the Additional Shares, plus (iii) the Adjustment Shares, plus (iv) the number of shares of Common Stock to be issued to Fortress (as defined in the Business Combination Agreement, “Fortress”) under the Fortress Credit Agreement (as defined in the Business Combination Agreement), plus (v) the number of shares of Common Stock to be issued to Fortress under the Fortress Bridging Agreement (as defined in the Business Combination Agreement), shall not exceed 38,312,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations and the like).

(f) At the Closing, all of the representations and warranties of Pubco and the Subscribers set forth in Sections 3 and 4 of the Subscription Agreements, as applicable, shall be true and correct with respect to the purchase and sale of the Additional Shares and Adjustment Shares, if any, given as if such shares were Subscribed Shares thereunder (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, Pubco Material Adverse Effect or Subscriber Material Adverse Effect, as applicable, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Pubco and each Subscriber, as applicable, of each of the representations, warranties and agreements of such party contained in the Subscription Agreements as of the Closing Date, but without giving effect to consummation of the Transactions (as defined in the Subscription Agreement), or as of such earlier date, as applicable, and Sections 3 and 4 of the Subscription Agreements are hereby incorporated by reference herein, mutatis mutandis.

(g) Pubco shall deliver to the Subscribers (i) on the Closing Date, the Additional Shares and Adjustment Shares, if any, in book entry form, free and clear of any liens or other restrictions (other than those arising under this Agreement, the Subscription Agreements or applicable securities laws), in the name of each Subscriber (or its nominee or custodian in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from Pubco’s transfer agent of the issuance to each Subscriber of the Additional Shares and Adjustment Shares, if any, on and as of the Closing Date.

(h) The Subscribers shall have registration rights with respect to the Additional Shares and Adjustment Shares, if any, as provided in Section 5 of the Subscription Agreements, and Section 5 of the Subscription Agreements are hereby incorporated by reference herein, mutatis mutandis.

(i) The parties (i) intend that any Adjustment Shares issued pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for all tax purposes and (ii) agree not to take and to not cause or permit their affiliates to take, any position that is inconsistent with this Section 3(i) on any tax return or for any other tax purpose unless otherwise required by applicable law.

4. Sponsor Warrants; Sponsor Shares.

(a) The Company, Pubco and Allurion shall enter into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), by and among Compute Health Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the Company, Allurion, Pubco, Osama Alswailem, Hani Barhoush, Michael Harsh and Gwendolyn A. Watanabe, pursuant to which, among other things, the Sponsor agrees to recapitalize all of its shares of Class B Common Stock (as defined in the Sponsor Support Agreement, “Pre-Closing Class B Common Stock”) and CPUH Warrants (as defined in the Sponsor Support Agreement, the “CPUH Warrants”) into CPUH Class A Common Stock.

(b) Prior to or contemporaneous with the Closing, the Company and Allurion shall cause the transactions contemplated by the Sponsor Support Agreement (including the recapitalization of all Pre-Closing Class B Common Stock and CPUH Warrants held by Sponsor into CPUH Class A Common Stock) to have been completed which will result in the Sponsor holding 2,088,327 shares of CPUH Class A Common Stock immediately following the Founder Share Conversion (as defined in the Sponsor Support Agreement).

5. Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Neither the Company nor any of its Subsidiaries (as defined in the Royalty Financing Agreement, “Subsidiary”), nor, to the Knowledge (as defined in the Royalty Financing Agreement, “Knowledge”) of the Company, any director, officer, employee, agent, Subsidiary of the Company or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions (as defined in the Royalty Financing Agreement, “Sanctions”), (ii) included on OFAC’s List of Specially Designated Nationals, His Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction (as defined in the Royalty Financing Agreement, “Designated Jurisdiction”).

(b) Neither the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law (as defined in the Royalty Financing Agreement, “Law”), rule or regulation. The Company further represents that it has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with all Anti-Corruption Laws (as defined in the Royalty Financing Agreement, “Anti-Corruption Laws”). The Company and its Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) To the extent applicable, the Company and each of its Subsidiaries is in compliance, with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

6. Internal Controls; Independent Registered Public Accounting Firm. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since September 30, 2022 (the “Most Recent Balance Sheet Date”), (1) the Company has not been advised of or become aware of (A) any significant deficiencies or material weaknesses in the design or operation of the internal control over financial reporting of the Company and its subsidiaries which could adversely affect the Company's ability to record, process, summarize, and report financial data; or (B) any fraud, whether or not material, that involves management or other employees who have a role in the internal control over financial reporting of the Company or its subsidiaries; and (2) there have been no significant changes in the internal control over financial reporting of the Company or its subsidiaries or in other factors that could significantly affect such internal control over financial reporting, including any corrective actions with regard to significant deficiencies or material weaknesses. Since Most Recent Balance Sheet Date, there have been no disagreements between the Company and the Company’s independent registered public accounting firm, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

7. Absence of Certain Changes. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, the Company has conducted its business only in the ordinary course of business and, since such date, there has not been any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect.

8. Furnished Information.

(a) Allurion agrees to furnish to the Subscribers all information in its possession that is reasonably requested by the Subscribers relating to Allurion or the transactions contemplated by the Subscription Agreements and this Agreement, provided that Allurion shall not be obligated to provide information that Allurion reasonably determines in good faith (i) to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to Allurion); or (ii) the disclosure of which would adversely affect the attorney-client privilege between Allurion and its counsel.

(b) Notwithstanding anything in Section 4(j) of the Subscription Agreements to the contrary, in no event shall Section 4(j) of the Subscription Agreements circumvent Allurion’s disclosure obligations pursuant to, or the representations and warranties made under, the Royalty Financing Agreement.

9. Closing Conditions. In addition to the conditions set forth in Section 2(g) of each Subscription Agreement, the obligation of such Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by such Subscriber of the additional conditions that:

(a) on the Closing Date, all conditions precedent to the closing of the transactions contemplated by the Royalty Financing Agreement set forth in the Royalty Financing Agreement shall have been satisfied (as determined by such Subscriber) or waived in writing by such Subscriber (other than those conditions which, by their nature, are to be satisfied at the closing of the transactions contemplated by the Royalty Financing Agreement pursuant to the Royalty Financing Agreement, but subject to the satisfaction or waiver of such conditions at such closing), and

(b) contemporaneous with such Subscriber purchasing the Subscribed Shares, the closing of the transactions contemplated by the Royalty Financing Agreement shall have been completed (including that Allurion shall have received financing from RTW) in accordance with the terms and conditions set forth in the Royalty Financing Agreement.

10. Board Governance.

(a) The Subscribers shall have the right to designate one director (the “Designated Director”) to the Board of Directors of Pubco (“Board”), which Designated Director shall initially be Nick Lewin, until the later of (x) such time as all Obligations (as defined in the Royalty Financing Agreement) under the Royalty Financing Agreement have been paid by Allurion or (y) such time as all Obligations (as defined in any Additional Revenue Interest Financing Agreement) under such Additional Revenue Interest Financing Agreement have been paid by Allurion. Pubco shall cause the Designated Director to be nominated as a Company Independent Nominee (as defined in that certain Investor Rights and Lock-Up Agreement to be entered into at the Closings (as defined in the Business Combination Agreement) by and among Pubco and the parties listed on Schedule I thereto (the “IRA”), the final form of which is attached as Exhibit A to the Business Combination Agreement) unless the Designated Director is otherwise nominated as an Independent Director (as defined in the IRA, “Independent Director”), as a Gaur Independent Nominee (as defined in the IRA, “Gaur Independent Nominee”), or as a Remus Independent Nominee (as defined in the IRA, “Remus Independent Nominee”). The Designated Director shall have the right to be a member of any and all committees of the Board. Upon the removal, resignation or death of the initial Designated Director, the Subscribers shall have the right to designate a replacement director until the later of (x) such time as all Obligations (as defined in the Royalty Financing Agreement) under the Royalty Financing Agreement have been paid by Allurion or (y) such time as all Obligations (as defined in any Additional Revenue Interest Financing Agreement) under such Additional Revenue Interest Financing Agreement have been paid by Allurion.

(b) Pubco agrees that if the Designated Director does not provide confidential information of Pubco and its Subsidiaries to the Subscribers and their Affiliates and such Designated Director is not an Affiliate of any of the Subscribers, the Subscribers shall not be subject to Pubco’s insider trading policy during term of such Designated Director’s Board service. Pubco hereby agrees that, the Designated Director may only provide confidential information of Pubco to the Subscribers and their Affiliates subject to, and solely in accordance with the terms of, a confidentiality agreement in the form attached hereto as Annex B. Further, if (x) the Designated Director provides confidential information of Pubco to the Subscribers and their Affiliates or (y) Designated Director is an Affiliate of any of the Subscribers, the Subscribers shall, and shall cause their Affiliates to, purchase and sell securities of Pubco only in compliance with Pubco’s insider trading policy, a copy of which will have been provided to the Subscribers prior to the Closings (as defined in the Business Combination Agreement), with such changes (or such successor policies) as are applicable to all other directors of Pubco (or its successor).

11. Independent Director.

(a) Pubco agrees to cause to be nominated a lead Independent Director (the “Lead INED”) of the Board, who shall serve at all times as chair or co-chair of the Board, and who initially shall be Omar Ishrak. Pubco shall cause the Lead INED to be nominated as the Sponsor Nominee (as defined in the IRA).

(b) Pubco agrees, from time to time and at all times on or prior to the second (2nd) anniversary of the Closings (as defined in the Business Combination Agreement), to cause Omar Ishrak to be the Lead INED; provided, that, at the time when such annual or special meeting of stockholders at which an election of directors is held or at the time when such written consent of the stockholders to elect one or more directors is entered into, Omar Ishrak (i) has not refused and continues to refuse to stand for re-election, (ii) is not unable to discharge the duties of the Lead INED due to death or incapacity or (iii) is not ineligible to serve as the Lead INED.

12. Allocation. Notwithstanding anything in any Subscription Agreement to the contrary, at any time prior to the Closing, but no fewer than five (5) Business Days prior to the Closing, the Subscribers may, by notice to the Company and Pubco, re-allocate among the Subscribers the amount of Subscribed Shares to be purchased by each Subscriber; provided, that (i) the aggregate amount of Subscribed Shares to be purchased and subscribed by the Subscribers remain the same and (ii) any Subscriber receiving additional Subscribed Shares or fewer Subscribed Shares shall execute an addendum to its Subscription Agreement formalizing the change in Subscribed Shares allocated to such Subscriber.

13. No Lock-up. For the avoidance of doubt, all Subscribed Shares purchased by the Subscribers are purchased in a PIPE Financing (as defined in the IRA) and, as such, none of the Subscribed Shares shall be subject to any Transfer (as defined in the IRA) restrictions set forth in Section 6.1 of the IRA.

14. Conflicts. It is agreed that in the event of any conflict between the provisions of this Agreement and any Subscription Agreement, the provisions of this Agreement shall prevail and be given effect. It is agreed that in the event of any conflict between (a) the provisions of this Agreement (other than Section 15 (Miscellaneous)) and the Royalty Financing Agreement, such provisions of this Agreement shall prevail and be given effect, or (b) Section 15 (Miscellaneous) of this Agreement and (i) the Royalty Financing Agreement or (ii) any Additional Revenue Interest Financing Agreement, the provisions of the Royalty Financing Agreement or such Additional Revenue Interest Financing Agreement, as applicable, shall prevail and be given effect.

15. Miscellaneous. Sections 8(a), (e), (h), (j), (l), (m), (n), (o), (p) and (q) of the RTW Master Subscription Agreement are incorporated by reference herein, mutatis mutandis.

16. Assignment. Notwithstanding anything to the contrary herein, any Subscriber may assign all or a portion of its rights and obligations under this Agreement and the Subscription Agreement applicable to such Subscriber to (i) one or more of its Affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of such Subscriber) upon written notice to the Company, Pubco and Allurion or, with the prior written consent of the Company, Pubco and Allurion, to another person or (ii) one or more investment funds or accounts managed or advised by RTW Investments, LP or by the investment manager that manages or advises such Subscriber; provided, that, (a) such transferee agrees in a written instrument delivered to the Company, Pubco and Allurion to be bound by and subject to the terms of this Agreement (any such transferees, “Permitted Transferees”) and (b) if such Permitted Transferee is allocated Subscribed Shares pursuant to Section 11 of this Agreement, then such Permitted Transferee shall execute and deliver a subscription agreement to the Company and Pubco, in the form of the Subscription Agreements, in respect of such Subscribed Shares.

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing and returning a copy of this Agreement.

Sincerely,

COMPUTE HEALTH ACQUISITION CORP.

By:	/s/ Jean Nehme
	Name:	Jean Nehme
	Title:	Co-Chief Executive Officer

COMPUTE HEALTH LLC

By:	/s/ Joshua Fink
	Name:	Joshua Fink
	Title:	Secretary and Treasurer

Compute Health Acquisition Corp.

Allurion

RTW

Signature Page to Letter Agreement

Acknowledged and agreed to by:

ALLURION TECHNOLOGIES, INC.

By:	/s/ Shantanu Gaur
	Name:	Shantanu Gaur
	Title:	Chief Executive Officer

ALLURION TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Shantanu Gaur
	Name:	Shantanu Gaur
	Title:	Chief Executive Officer

Compute Health Acquisition Corp.

Allurion

RTW

Signature Page to Letter Agreement

Acknowledged and agreed to by:

RTW MASTER FUND, LTD.

By:	/s/ Roderick Wong
	Name:	Roderick Wong, M.D.
	Title:	Director

RTW INNOVATION MASTER FUND, LTD.

By:	/s/ Roderick Wong
	Name:	Roderick Wong, M.D.
	Title:	Director

RTW VENTURE FUND LIMITED

By:	RTW Investments, LP,
its Investment Manager

By:	/s/ Roderick Wong
	Name:	Roderick Wong, M.D.
	Title:	Director

Compute Health Acquisition Corp.

Allurion

RTW

Signature Page to Letter Agreement

Annex A

Form of Additional Revenue Interest Financing Agreement

[See attached.]

Annex A

Annex B

Confidentiality Agreement

[See attached.]

Annex B